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Exhibit 99(f)

Minutes of Board of Directors' meeting

On November 9, 2004, at 3pm, as called the Board of Directors of the company "MEDIASET S.p.A." met in Viale Europa 48, Cologno Monzese, to discuss and resolve upon the following items on the agenda

1.
Chairman's comments;

2.
Examination and approval of the quarterly report to September 30, 2004;

3.
American Depositary Receipts (ADR); relevant resolutions;

4.
I.A.S./I.F.R.S. conversion project;

5.
Home Shopping Europe; relevant resolutions;

6.
Resolutions regarding subsidiary company Gestevision Telecino S.A.;

7.
Resolutions regarding employees;

8.
Other business;

Directors present:
Fedele Confalonieri, Chairman of the Board of Director;
Giuliano Adreani, Managiong Director;
Franco Amigoni;
Pasquale Cannatelli;
Paolo Andrea Colombo;
Enzo Cocina;
Maurizo Costa;
Mauro Crippa;
Marco Girodani;
Alfredo Messina;
Gina Nieri;
Roberto Ruozi

Members of the Board of Statutory Auditors in attendance:
Achille Frattini, Chairman of the Board of Statutory Auditors;
Francesco Antonio Giampaolo;
Ficcardo Perotta;

Jusitifed absences:
Pier Silvio Berlusconi, Vice Chairman;
Marina Berlusconi;
Bruno Ermoli.

Mr. Fedele Confalonieri took the chair and, with the consent of those present, called on Mrs. Emanuela Bianchi to act as Secretary.

The Chairman declared the meeting to have a quorum and moved on to the items on the agenda.

....omissis....

3.
American Depositary Receipts (ADR); relevant resolutions

The Chairman handed over to Director Marco Giordani, who illustrated the main features, charges and obligations involved in the "Level 1" programme for Mediaset American Depositary Receipts (ADR) it is proposed be adopted to replace the current "144A" programme as implemented by the company when it was listed on the Borsa Italiana S.p.A. stock market in 1966 (document on record).

ADRs are share certificates denominated in dollars which represent the shares of companies listed outside the United States and are traded on a daily basis on the US market. ADRs offer investors the opportunity to buy Mediaset shares denominated in dollars, without the company having to issue new shares.

The "144A" programme is the minimum programme required for gaining access to the US market. It no longer, however, seems to be adequate in view of the level of capitalization and visibility achieved by Mediaset on international markets in recent years and in the US in particular. With respect to the "144A" programme, "Level 1" extends the investor base authorized to trade in the stock. In fact, ADRs can be traded by all authorized US institutional investors. This basic characteristic improves the liquidity of the ADR and its underlying stock, extends the shareholder base in the USA, diversifies the general shareholder base geographically and in terms of investor type, as well as offering the company greater visibility on the world's most important financial market.

Adopting the aforementioned new programme, which has no admission fee, incurs no extra charges for Mediaset. Additionally with respect to the "144A" programme, an annual "Lump Sum Expense Refund" of USD 20,000 for Investor Relations activities in the United States has been negotiated with the Depositary Bank. So far as communications are concerned, it will be sufficient to periodically send press releases and annual/quarterly reports to the US Securities & Exchange Commission. Having take note of Director Marco Giordani's report, the Board unanimously resolved

to adopt the "Level 1" programme for Mediaset American Depositary Receipts (ADR) in replacement of the current "144A" programme, in accordance with the terms, conditions and methods, as well as the charges and obligations, described above, conferring every necessary and appropriate power, without exception, on the Chairman Fedele Confalonieri and on Director Marco Giordani, separately, to perform the aforementioned operation.

...omissis...

As nobody asked to speak and there being no more items on the agenda to resolve, the Chairman declared the meeting closed at 5:10 pm.

The Secretary	The Chairman
Emanuela Bianchi	Fedele Confalonieri
Signature	Signature

Register no. 89062

Certified extract of the register shown to me of the minutes of the meetings of the board of directors of "MEDIASET S.p.A.", with head office in Milan, Via Paleocapa 3. Said register is numbered, stamped, certified and duly kept pursuant to the law.

The omitted parts do not contradict the extract.

Milan, November 30 (thirty) 2004 (twothousandandfour).

Stamp:
Notaries Public
Guido and Arrigo Roveda
20145 Milano—Via Mario Pagano, 65
Tel. 02 480561.1—Fax 02 480561.222

Stamp:
Roveda Giudo formerly Arrigo Notary Public in Milan
Signature

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  Exhibit 99(f)
Minutes of Board of Directors' meeting